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                                                                    EXHIBIT 99.4

             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                   SECURITIES THAT HAVE BEEN REGISTERED UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED.

                            ASPECT DEVELOPMENT, INC.

                    1996 Outside Directors Stock Option Plan

This memorandum contains information regarding the Aspect Development, Inc. 1996 Outside Directors Stock Option Plan (the "Plan") under which authorized but unissued or reacquired shares of common stock, par value $0.001 ("shares"), of Aspect Development, Inc., a Delaware corporation, or its successor (the "Company") may be purchased by eligible outside directors of the Company.

As used herein, "Board" means the Board of Directors of the Company and any committee appointed by the Board to administer the Plan; "outside director" means a member of the Board who is not an employee of the Company or any parent corporation or subsidiary corporation of the Company (individually, a "participating company"; collectively, the "participating company group"); "option" means a right to purchase shares granted under the Plan; "optionee" means an outside director granted one or more options; "Code" means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder; "Exchange Act" means the Securities Exchange Act of 1934, as amended; "Section 16(b)" and "Rule 16b-3" refer to such section and rule, respectively, under the Exchange Act, as amended from time to time, or any successor; and "Securities Act" means the Securities Act of 1933, as amended.

The Company will provide without charge to each person to whom a copy of this memorandum is delivered, upon written or oral request, copies of the documents that have been incorporated by reference in the Company's Registration Statement by which the securities described in this memorandum are registered (not including exhibits to the documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into the documents that the Registration Statement incorporates). This information is also incorporated by reference in this memorandum. The Company also will provide without charge to each person to whom a copy of this memorandum is delivered, upon written or oral request, an additional copy of this memorandum, a copy of the Company's annual report to stockholders for its latest fiscal year and a copy of all reports, proxy statements and other communications distributed to its stockholders for its latest fiscal year and a copy of all reports, proxy statements and other communications distributed to its stockholders generally. Such requests should be directed to the Chief Financial Officer, Aspect Development, Inc., 1300 Charleston Road, Mountain View, CA 94043, 415/428-2734.

                               September 11, 1996



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TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
A. GENERAL PLAN INFORMATION .................................................  1
B. PLAN ADMINISTRATION ......................................................  1
C. ELIGIBILITY AND GRANT OF OPTIONS .........................................  2
D. OPTION EXERCISE AND PAYMENT FOR SHARES ...................................  3
E. NONTRANSFERABILITY .......................................................  4
F. TRANSFER OF CONTROL ......................................................  4
G. AMENDMENT OR TERMINATION OF THE PLAN .....................................  5
H. ERISA AND INTERNAL REVENUE CODE SECTION 401 ..............................  6
I. FEDERAL INCOME TAX INFORMATION ...........................................  7
J. RESTRICTIONS ON RESALE ...................................................  8
K. ADDITIONAL INFORMATION ...................................................  9



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A. GENERAL PLAN INFORMATION.

In order to attract and retain highly qualified persons to serve as outside directors and to create additional incentive for them to promote the growth and profitability of the participating company group, the Plan provides for the grant to outside directors of nonstatutory stock options," that is, options which are not treated as incentive stock options within the meaning of Section 422(b) of the Code. The Plan was adopted by the Board on April 17, 1996 and approved by the stockholders of the Company on May 1, 1996. The Plan became effective on May 23, 1996, the effective date of the registration by the Company of its common stock under Section 12 of the Exchange Act. The Plan will continue in effect until the earlier of its termination by the Board or the date on which all of the shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed.

Should any inconsistency exist between the following description and the actual terms of the Plan and the optionee's agreement, the terms of the Plan and the optionee's agreement control.

B. PLAN ADMINISTRATION.

1. Administration by the Board. The Board administers the Plan. All questions of interpretation of the Plan and options are determined by the Board, and such determinations are final and binding. Communications to the Board may be addressed to the Company's principal executive offices at 1300 Charleston Road, Mountain View, CA 94043, 415/428-2734.

2. Authority of the Board. The Board may not select the outside directors who will receive options, set the exercise price of the options, determine the number of shares to be subject to an option or the time at which an option will be granted, establish the duration of an option or alter any other terms or conditions specified in the Plan, except in the sense of administering the Plan subject to the provisions of the Plan. Unless the Board otherwise provides when an option is granted, each option must comply with and be subject to the terms and conditions set forth in the applicable standard form of option agreement adopted by the Board concurrently with its adoption of the Plan and as amended from time to time. However, the Board may increase or decrease the number of shares that would otherwise be subject to an option if the "disinterested administrator" provisions of Rule 16b-3 are no longer applicable to the Plan and the exercise of such discretion would not otherwise preclude any transaction in an equity security of the Company by an officer or director of a participating company from being exempt from Section 16(b) pursuant to Rule 16b-3. In addition, subject to the limitations discussed above, the Board may vary the terms of any of the standard forms either in connection with the grant or amendment of an individual option or in connection with the authorization of a new standard form if such changes are consistent with the terms of the Plan. Such changes may include the grant of immediately exercisable options subject to the Company's right to repurchase any unvested shares if the optionee's service with the participating company group, whether in the capacity of an employee, a director or a consultant, is terminated. However, a change will not be effective if it would cause the Plan to cease to qualify as a formula plan pursuant to Rule 16b-3.



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3. Composition of Board. Directors are elected for three-year terms. The directors are divided into three classes, with one class elected at each annual meeting of stockholders. All directors will hold office until the expiration of the term for which elected and until their successors are elected and qualified or until their earlier death, resignation or removal from office. The entire Board or any individual director may be removed from office, prior to the expiration of a Board member's term of office, only in the manner and within the limitations provided by the Bylaws of the Company and the law of Delaware.

4. Share Reserve and Capital Changes. A maximum aggregate of 100,000 shares may be issued under the Plan. If there is any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments will be made in the number and class of shares subject to the Plan, to the automatic options described in the Plan and to outstanding options as well as in the exercise price of outstanding options.

C. ELIGIBILITY AND GRANT OF OPTIONS.

Subject to execution of the appropriate option agreement, options will be granted to outside directors (that is, directors of the Company not employed by a participating company) automatically and without further action of the Board as follows:

1. Initial Option. Each person who is an outside director on May 23, 1996 (unless he or she was granted an option to purchase shares of the Company's common stock within the prior year) or who first becomes an outside director after May 23, 1996 will be granted an Initial Option to purchase 15,000 shares. The grant will be made on May 23, 1996 or the later date he or she first becomes an outside director. However, an Initial Option will not be granted to a director of the Company who previously did not qualify as an outside director but subsequently becomes an outside director due to the termination of his or her status as an employee of a participating company.

2. Annual Option. Each outside director who has served continuously as a director of the Company for at least six months before an annual meeting of the Company stockholders (including a director of the Company who previously did not qualify as an outside director but who subsequently becomes an outside director) will be granted, on the date immediately following such annual meeting following which such person remains an outside director, an Annual Option to purchase 5,000 shares.

3. Right to Decline Option. An outside director may elect not to receive an option by delivering written notice to the Board at least one day before the date the option would otherwise be granted but will receive no payment or other consideration in lieu of the declined option. The election may be revoked by written notice to the Board at least one day before the date the option would otherwise be granted.

4. Exercise Price and Period. The exercise price for a share is its fair market value on the date the option is granted (generally the closing price on the Nasdaq National Market). Unless earlier terminated, options are exercisable for 10 years.



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5. Right to Exercise. Generally, an option is exercisable as the shares underlying the option vest. Provided the optionee has continuously served the participating company group, whether in the capacity of an employee, a director or a consultant, the vesting schedules are as follows:

Initial Option                                                        Vested Shares
                    One year after grant date .............................1/4

Plus, for each full month thereafter of optionee's continuous service .....1/48

Annual Option                                                         Vested Shares
                    37 months after grant date ............................1/12

Plus, for each full month thereafter optionee's continuous service ........1/12

6. Term of Option. The option terminates on the first to occur of (a) the expiration date (generally 10 years), (b) 12 months after the optionee's termination of service due to death or disability, (c) three months after the optionee's termination of service for any other reason or (d) a transfer of control as discussed below.

7. Extension of Option Term. If exercise is prevented because the issuance of shares would violate a law or regulation, the option is exercisable until the earlier of the expiration date or three months after the optionee is notified by the Company that the option is again exercisable. If exercise would subject the optionee to suit under Section 16(b), the option is exercisable until the earlier of the expiration date, 10 days after the optionee is no longer subject to such suit or 190 days after the optionee's service as a director terminates.

D. OPTION EXERCISE AND PAYMENT FOR SHARES.

1. Notice of Exercise. An option may be exercised by written, signed notice to the Company stating the exercise election, the number of whole shares being purchased and any representations and agreements as to the optionee's investment intent required by the agreement. The notice must be delivered (in person or by certified or registered mail, return receipt requested, confirmed facsimile transmission or other means allowed by the Company) to the Chief Financial Officer of the Company or other authorized representative of the participating company group, before the option terminates, along with full payment of the aggregate exercise price for the shares being purchased.

2. Payment of Exercise Price. Generally the exercise price may be paid by any combination of (a) cash, check or cash equivalent, (b) tender to the Company of shares either owned by the optionee for more than six months or not acquired, directly or indirectly, from the Company, with a fair market value not less than the exercise price (provided that such tender does not violate a law, regulation or agreement restricting the redemption of the Company's stock) or (c) the assignment of the proceeds of a sale or loan with respect to the shares being purchased if such program is offered by the Company (a "cashless exercise").

3. Tax Withholding. The Company may (a) deduct from the shares being purchased, or accept from the optionee the tender of, whole shares with a fair market value



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equal to all or part of any taxes which must be withheld with respect to the option or the purchased shares and/or (b) require the optionee to make adequate provision for such tax withholding obligations. The Company does not have to deliver the shares until such tax withholding obligations have been satisfied.

4. Certificate Registration and Fractional Shares. Unless the exercise price is paid by means of a cashless exercise, the certificate for the purchased shares will be registered in the name of the optionee or, if applicable, in the names of the heirs of the optionee. The Company is not required to issue fractional shares.

5. Rights as a Stockholder. An optionee will have no stockholder rights with respect to purchased shares until issued a share certificate. No adjustment will be made for dividends, distributions or other rights if the record date is prior to the date such certificate is issued (except for capital changes described above).

6. Restrictions on Grant of the Option and Issuance of Shares. The grant of the option and the issuance of shares are subject to compliance with all applicable requirements of law. The option is not exercisable if the issuance of such shares would violate any applicable securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the shares are then listed. In addition, the option is not exercisable unless a registration statement under the Securities Act is then in effect with respect to the shares being purchased or, in the opinion of legal counsel to the Company, the such shares may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.

E. NONTRANSFERABILITY.

During the lifetime of the optionee, an option is exercisable only by the optionee or the optionee's guardian or legal representative. No option is assignable or transferable by the optionee, except by will or by the laws of descent and distribution.

F. TRANSFER OF CONTROL.

Any unexercisable or unvested portion of the outstanding options will be immediately exercisable and vested in full 10 days before the date of a transfer of control. In addition, the surviving, continuing, successor or purchasing corporation or parent corporation thereof, as the case may be (the "acquiring corporation"), may either assume the Company's rights and obligations under outstanding options or substitute for them substantially equivalent options for the acquiring corporation's stock. Any options which are not assumed, substituted for or exercised will terminate as of the transfer of control.

A "transfer of control" means an-one or a series of related ownership change events (collectively, the "transaction") wherein the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred. An "ownership change



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event" means (1) the sale or exchange in a single or series of related transactions by the stockholders of more than 50% of the voting stock of the Company, (2) a merger or consolidation in which the Company is a party, (3) the sale, exchange or transfer of all or substantially all of the assets of the Company or (4) a liquidation or dissolution of the Company.

G. AMENDMENT OR TERMINATION OF THE PLAN.

The Board may terminate or amend the Plan at any time. However, subject to changes in the law or other legal requirements that would permit otherwise, without stockholder approval there can be (1) no increase in the total number of shares that may be issued under the Plan (except by operation of the capital changes provisions) and (2) no expansion in the class of persons eligible to receive options. Furthermore, to the extent required by Rule 16b-3, Plan provisions addressing eligibility to participate in the Plan and the amount, price and timing of options may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. In any event, no termination or amendment of the Plan may adversely affect any outstanding option, or any unexercised portion thereof, without the consent of the optionee, unless such termination or amendment is necessary to comply with any applicable law or government regulation.

H. ERISA AND INTERNAL REVENUE CODE SECTION 401.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.

I. FEDERAL INCOME TAX INFORMATION.

The tax consequences arising in connection with options are complex and subject to change. The following summary is only a general guide to the current United States federal income tax consequences of options granted under the Plan and does not describe all such possible tax consequences. In addition, an optionee's particular situation may be such that some variation of the general rules is applicable. For example, the following summary does not describe the tax consequences of certain transactions, such as if shares of common stock of the Company are used to exercise an option, if shares acquired by exercise of an option are sold to certain related parties, or if the optionee purchases substantially identical shares within the 30-day period before or after a sale of shares acquired upon the exercise of an option. OPTIONEES SHOULD CONSULT THEIR OWN TAX ADVISORS PRIOR TO THE EXERCISE OF ANY OPTION AND PRIOR TO THE DISPOSITION OF ANY SHARES ACQUIRED UNDER THE PLAN.

1. Tax Consequences to Optionees. An optionee does not realize taxable income at the time an option is granted. Upon the exercise of an option, the optionee recognizes ordinary income on the "determination date" (defined below) equal to the excess of the fair market value ON THE DETERMINATION DATE OF THE SHARES ACQUIRED over the exercise price. In general, upon the disposition of the shares, any gain or loss, based on the difference between the amount realized and the fair market value of the shares on the determination date, will be taxed as a long-term capital gain or loss if the optionee held the shares for more



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than 12 months after the determination date and a short-term capital gain or loss if the optionee held the shares for 12 months or less. Presently, long-term capital gains are subject to a maximum United States federal income tax rate of 28%.

2. Determination Date. Generally, the "determination date" is the date on which the option is exercised unless the shares are not vested, in which case the determination date is the date on which the shares vest. However, if the option is exercised within six months of the date of grant, the determination date is the later of the date the shares vest or the date a sale of the shares by the optionee is no longer subject to suit under Section 16(b). If the determination date is after the date on which the optionee exercises an option, the optionee may elect, under Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised.

3. Tax Consequences to the Company. The Company is generally entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the option.

4. Other Taxes. The above discussion is only a summary of certain aspects of the highly complex United States federal income tax rules applicable to options and does not deal with other taxes which may affect an optionee, such as state and local income taxes, estate, gift and inheritance taxes and taxes of countries other than the United States of America. Each optionee should obtain and must rely on the advice of his or her own tax advisor with respect to such matters.

J. RESTRICTIONS ON RESALE.

1. Rule 144. Optionees, relatives of optionees and trusts, estates, corporations or other organizations controlled by the foregoing persons may be deemed to be affiliates of the Company. Affiliates generally are obligated to resell shares in compliance with Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, which requires sales to be effected in "broker's transactions," as defined in such Rule, and limits the number of shares of stock which may be sold in any three-month period to no more than the greater of 1% of the outstanding shares of the common stock of the Company or the average weekly reported volume of trading in shares of the common stock of the Company during the four calendar weeks preceding the filing of the required notice of the proposed sale. However, since the shares have been registered under the Securities Act, affiliates reselling shares in compliance with Rule 144 are not subject to the holding period requirement of Rule 144.

2. Section 16(b). Optionees are subject to Section 16(b), which permits the recovery by the Company of any profit realized by optionees from each purchase and subsequent sale or sale and subsequent purchase, of shares of common stock of the Company within any period of less than six months. The exercise of an option is not treated as a purchase of shares of the common stock of the Company for purposes of Section 16(b) if the exercise occurs at a time when the fair market value of the common stock of the Company equals or exceeds the price. However, the grant of an OPTION UNDER THE Plan may constitute a "purchase" of the shares subject to the option for purposes of Section 16(b) if the shares



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received upon the exercise of the option are sold within six months of the grant date or if the Plan or the option does not comply with Rule 16b-3. If the Plan or the option is not in compliance with Rule 16b-3 or if the shares received upon exercise of an option are sold within six months of the grant date, any sale by the optionee of shares of the common stock of the Company within a period of less than six months either before or after the date of such grant may subject the optionee to recovery by the Company of any "short-swing" profits realized. Optionees should consult their own legal advisors prior to the disposition of any shares of the common stock of the Company in order to ascertain the precise application of Section 16 to their particular situation.

3. Rule 10b-5. Optionees are subject to Rule 10b-5 under the Exchange Act, which prohibits any person from engaging in fraudulent practices in connection with the purchase or sale of securities. This rule generally prohibits optionees from buying or selling the Company's securities using material information about the Company which has not yet been released to the public. Before buying or selling any stock of the Company and, in particular, before selling stock of the Company acquired under the Plan, optionees should consult the Company regarding the applicability of any Company "trading window policies" prohibiting trading in the Company's stock by certain persons during specified periods of the year when material inside information is likely to be held by such persons prior to its release to the public.

K. ADDITIONAL INFORMATION.

Additional information about the Plan and the Plan administrators may be obtained from the Company at 1300 Charleston Road, Mountain View, CA 94043, 415/428-2734.



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